Exhibit 10.6

FIRST AMENDED AND RESTATED

SILVER STATE BANCORP

2004 STOCK OPTION PLAN

ORIGINALLY ADOPTED APRIL 28, 2004 AS THE

SILVER STATE BANCORP 2004 STOCK OPTION PLAN

AMENDMENT APPROVED BY DIRECTORS: DECEMBER 14, 2005

AMENDMENT APPROVED BY SHAREHOLDERS: DECEMBER 21, 2005

1.	Purpose

The purpose of the Silver State Bancorp Stock Option Plan (the “Plan”) is to provide deferred compensation to certain key employees and directors (the “Participants”) of Silver State Bancorp (the “Company”) or any of its subsidiaries. Such deferred compensation shall be based upon the grant of stock options (the “Options”), the value of which is related to the appreciation in the value of the common stock of the Company. The plan is intended to benefit the Company by motivating Participants to achieve long-term Company goals.

2.	Definitions

Unless the context clearly indicates otherwise, the following terms, when used in the Plan, shall have the following meanings:

2.1	“Beneficiary” shall be the person or persons who shall acquire the right to exercise an Option by bequest or inheritance.

2.2	“Board of Directors” or “Board” means the Board of Directors of the Company.

2.3	“Code” means the Internal Revenue Code of 1986 as amended from time to time.

2.4	“Grantee” means a person to whom an Option has been granted under the Plan.

2.5	“Option” means an option to purchase shares of the Company’s common stock.

2.6	“Term” means the period during which a particular Option may be exercised.

3.	Administration

The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall have the exclusive power to (1) select the Participants to be granted Options; (2) determine the number of Options to be granted; (3) establish the Term and date of each Option granted; and (4) determine the limitations, restrictions, and conditions applicable to any Options.

The Board shall have authority to interpret the Plan, to adopt and revise rules and regulations relating to the Plan, and to make any other determinations which it believes necessary or advisable for the administration of the Plan. Determinations by the Board shall be made by majority vote and shall be final and binding on all parties with respect to all matters relating to the Plan. The Board’s determinations as to the persons to receive awards, the terms and provisions of such Options, and the agreements evidencing the same, need not be uniform and may be made by it selectively among persons who receive or are eligible to receive awards under the Plan, whether or not such persons are similarly situated.

4.	Incentive and Nonqualified Stock Options

It is intended that the Options granted hereunder will include (1) those that qualify as incentive stock options under Section 422 (b) of the Code, and (2) those that do not qualify and therefore are nonqualified stock options.

5.	Number and Source of Shares Subject To the Plan

The Company may grant Options under the Plan for not more than 250,000 shares of common stock (the “Shares”) (subject to adjustment pursuant to section 13 below) which shall be provided by the issuance of Shares authorized but unissued. In the event that an Option previously granted shall for any reason lapse or be canceled without being exercised, the unpurchased Shares subject to the Option shall be restored to the total number of Shares to be granted under the Plan.

6.	Participants

Options may be granted to key employees employed by the Company, and to selected members of the Board, as determined by the Board. Options granted to participants who are members of the Board but are not employees shall be nonqualified stock options.

7.	Grants

Options shall be granted to Participants as the Board shall determine. Options shall be granted at such time or times, and in such quantities, and shall be subject to such terms and conditions in addition to those set forth in this Plan, as determined by the Board.

With respect to the number of Shares subject to incentive stock options granted to any one Participant in any one year, the aggregate fair market value (determined as of the time the Option is granted) of the Shares which become exercisable shall not exceed $100,000 during any one calendar year.

8.	Exercise Price

The exercise price for nonqualified stock options shall be equal to at least the fair market value of a Share on the date the Option is granted.

With respect to any incentive stock option granted to a Grantee who, on the date the Option is granted, owns ten percent or less of the total combined voting power of all classes of stock of the Company, the exercise price to be paid by the Grantee to the Company for each Share purchased upon the exercise of the Option shall be equal to the fair market value of a Share on the date Option is granted.

With respect to any incentive stock option granted to a Grantee who, on the date the Option is granted; owns more than ten percent of the total combined voting power of all classes of stock of the Company, the exercise price for each Share purchased shall not be less than 110 percent of the fair market value of a Share on the date the Option is granted. The fair market value of a Share shall be determined by the Board. Notwithstanding any provision of the Plan to the contrary, no determination made with respect to the fair market value of Common Stock subject to an Option shall be inconsistent with the Code or regulations thereunder.

Notwithstanding anything herein to the contrary, in no event may an option be granted under the Plan if the exercise price is less than the par value of a Share.

9.	Term of Options

The Board will determine the Term for all Options granted under the Plan. In no event shall the Term of an Option extend beyond ten years from the date of Grant.

10.	Vesting

An Option granted under the Plan shall be evidenced by a written instrument (an Option Agreement) containing terms and conditions established by the Board consistent with the provisions of this Plan. Options granted under the Plan shall become vested and exercisable at the times, at the rate, and subject to such limitations as may be set forth in the Option Agreement executed in connection therewith. Notwithstanding the foregoing, all Options granted to a Participant shall become fully vested and exercisable upon (i) the Participant’s termination of employment with the Company due to death, disability or retirement; or (ii) the Participant’s termination of employment “without cause” as determined by the Board. All Options granted to a Participant shall likewise become fully vested and exercisable upon (i) the owners of a majority of shares of capital stock of the Company terminate the business of, or liquidate or dissolve the Company; (ii) substantially all of the assets of the Company are sold; or (iii) the Company merges or consolidates with any other corporation and the Company is not the surviving corporation of such merger or consolidation.

For purposes of this Section, a Participant will be considered disabled if such Participant’s disability meets the definition of “disabled” in Section 22 (e) (3) of the Code; and a participant will be considered retired if the Participant’s employment with the Company terminates at or after the date the Participant attains the age of 65.

11.	Exercise of Options By Grantee

a.	Option shall be exercised by delivering or mailing to the Board;

(1)	a notice, in the form and in the manner substantially as shown in Exhibit A hereto, specifying the number of Shares to be purchased, and

(2)	payment in full in cash of the exercise price for the Shares purchased.

b.	Upon receipt of the notice of exercise and upon payment of the exercise price, the Company shall promptly deliver to the Grantee a certificate or certificates for the Shares purchased, without charge to him for issue or transfer tax.

c.	An Option may be exercised during the lifetime of the Grantee only by the Grantee.

12.	Exercise of Options After Death, Disability, Retirement or Other Termination of Employment

In the event of the Grantee’s retirement or disability, such Options may be exercised by the Grantee any time prior to the thirty-first day immediately following the date of his retirement or the date the Board determined the Grantee is disabled pursuant to Section 10 above.

In the event of a Participant’s death, the exercise of any Options under the Plan shall be made by his Beneficiary within the 30 days immediately following the transfer of such Options from the Participant’s estate to the Beneficiary.

In the event of termination of employment of the Grantee for any other reason, all exercisable Options may be exercised within 30 days of such termination, unless such termination is “for cause,” in which case Options granted to the Grantee are automatically forfeited as of the date of such termination and are nonexercisable. For the purposes of this Plan, a termination of Participant by the Company “for cause” means a termination due to any of the following events:

(i)	conviction of a Participant for any acts that constitute embezzlement, theft, misappropriation of funds, or a continuing violation of governmental regulations;

(ii)	conviction of a Participant for the commission of a felony, as defined under Nevada law, or a crime of moral turpitude, in which event the Participant’s employment shall terminate upon the initial conviction.

13.	Changes in Capital and Corporate Structure

In the event of any change in the outstanding shares of common stock of the Company by reason of a recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the Board shall proportionately adjust, in an equitable manner, the aggregate number of shares available for Options, the number of Shares subject to outstanding Options, and the number of Options held by Participants under the Plan.

14.	Effect of Merger of Other Reorganization

If the Company shall be the surviving corporation in a merger or other reorganization, Option rights shall extend to stock and securities of the Company to the same extent that a holder of that number of Options immediately before the merger or consolidation would be entitled to have. If the Company (i) dissolves, sells substantially all of its assets, sells more than fifty-one percent of the Company’s outstanding Shares of common stock, or is a party to a merger or other reorganization in which it is not the surviving corporation or (ii) more than fifty-one percent of the Company’s outstanding shares of common stock or voting rights thereto are purchased or acquired by any person, entity or group of persons and/or entities acting in concert (“Corporate Event”) then each Option shall be exercisable in full within the period of 30 days before the date of such dissolution, sale, merger, or Corporate Event without regard to the vesting provisions described in paragraph 10 above.

15.	Stockholder Rights

No person shall have any rights of a stockholder by virtue of an Option except with respect to Shares actually issued to him.

16.	Nontransferability

Options granted under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to executive, attachment or similar process.

Any attempted assignment, transfer, pledge, hypothecation, or other disposition of an Option, or levy attachment or similar process upon the Option not specifically permitted herein shall be null and void and without effect.

17.	Withholding

The Company shall have the right to deduct from all Option gains pursuant to the Plan any taxes required by law to be withheld with respect to such gains.

18.	Miscellaneous Provisions

a.	No employee or other person shall have any claim or right to be granted an option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company.

b.	Except when otherwise required by the context, any masculine termination in this document shall include the feminine, and any singular terminology shall include the plural.

c.	The obligation of the Company to sell and deliver Common Stock under the Plan shall be subject to all applicable laws, regulations, rules, and approvals, including, but not by way of limitation, the effectiveness of a registration statement under the Securities Act of 1933 if deemed necessary or appropriate by the Company.

d.	Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon any employee or other optionee the right to continue employment of the Company or any subsidiary or affect any right which the Company or any subsidiary may have to terminate the employment of such key employee or other optionee.

e.	No optionee shall have any right as a shareholder unless and until certificates for shares of Common Stock are issued to him.

f.	The Board shall be entitled to make such rules, regulations, and determinations as it deems appropriate under the Plan with respect to any leave of absence taken by any employee, without limiting the generality of the foregoing, the Board shall be entitled to determine (i) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan, and (ii) the impact, if any, of any such leave of absence on awards under the Plan theretofore made to any employee who takes such leave of absence.

g.	If under any provision of the Plan which requires a computation of the number of shares of common stock subject to an Option, the number so computed is not a whole number of shares of common stock, such number of shares of common stock shall be rounded down the next whole number.

19.	Amendment of the Plan

The Board may at anytime alter, suspend, terminate, or discontinue the Plan, subject to any applicable regulatory requirements and any required stockholder approval or any stockholder approval the Board may deem advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities, or other laws or satisfying applicable stock exchange or quotation system listing requirements. The Board may not, without the consent of the holder of an Option previously granted, make any alteration that would deprive the Participant of his or her rights with respect thereto.

20.	Effectiveness and Terms of Plan

The effective date of the Plan shall be April 30, 1998. The Board may at any time terminate the Plan, and unless sooner terminated by the Board, the Plan shall terminate on April 30, 2008. No Options shall be granted pursuant to the Plan after the date of termination of the Plan.

21.	Governing Law

The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of Nevada except to the extent that such laws may be superseded by federal law.

IN WITNESS WHEREOF, the Company, through its authorized representative, hereby adopts this First Amended and Restated 2004 Stock Option Plan this XX day of XX 2006.

EXHIBIT A

NOTICE OF STOCK OPTION EXERCISE

Mr. Corey L. Johnson

Silver State Bancorp

President and Chief Executive Officer

400 N. Green Valley Parkway

Henderson, NV 89074

Dear Mr. Johnson:

Pursuant to my Stock Option Agreement dated              (the “Agreement’), I am exercising (#)                      options at $             per share. Enclosed is payment in full for such options. I understand that my stock certificates will be issued within thirty days of receipt of this letter.

I further acknowledge that Silver State Bancorp makes no representations as to federal or state tax matters, and that I am to consult may own tax attorney or tax accountant for advice with respect to the exercise of my stock options.

Sincerely,

Name of Grantee

Exhibit A